Exhibit 99.1

For more information, contact:

E.R. “Skip”Autry
Chief Financial Officer
TriMas Corporation
(248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS FULL YEAR

AND FOURTH QUARTER RESULTS

BLOOMFIELD HILLS, MICH. – March 22, 2007 – TriMas Corporation today announced financial results for the fourth quarter and full year ended December 31, 2006. On a full year basis, the Company reported record sales from continuing operations of $1,020.5 million and a loss from continuing operations of $108.2 million (which includes a $116.5 million goodwill impairment charge, as described below), or $5.35 per share on a fully-diluted basis.

The reported GAAP results for the year ended December 31, 2006 were impacted significantly by a $116.5 million non-cash goodwill impairment charge and $8.6 million of costs and charges related to the refinancing of its credit agreement which, after-tax, increased the loss from continuing operations by $5.97 per share.

FULL YEAR 2006 HIGHLIGHTS – CONTINUING OPERATIONS

•                  Sales increased 2.0%, to a record $1,020.5 million, driven by significant sales growth in our Packaging Systems, Energy Products and Industrial Specialties operating segments.

•                  The Company’s reported operating loss was $13.6 million which included a $116.5 million non-cash goodwill impairment charge. Before consideration of the impact of such goodwill impairment charge, operating profit improved 22.1% to $102.9 million as compared to $84.3 million in 2005.

•                  Adjusted EBITDA increased 16.5% to $137.7 million in 2006 from $118.3 million in 2005.

•                  The Company’s reported loss from continuing operations was $5.35 per share on a fully-diluted basis, including the after-tax impact of the non-cash goodwill impairment charge and costs and charges related to the Company’s August 2006 refinancing of its credit agreement of $5.97, as compared to income from continuing operations of $1.0 million, or $0.05 per share on a fully-diluted basis in 2005.

“We achieved solid year-over-year growth in sales in three of the five segments of our business and an even greater improvement in operating earnings performance as our profit improvement initiatives continued and we benefited from economic expansion in key market segments,” said Grant Beard, TriMas’ President and Chief Executive Officer. “Unfortunately, the improvement in our reported results on a GAAP basis is masked by the magnitude of the goodwill impairment charge.”

“Our businesses within Packaging Systems, Energy Products and Industrial Specialties enjoyed particularly strong year-over-year growth in sales and earnings, and from a total company perspective, our operating profitability continued to improve due to sourcing and other cost reduction initiatives implemented in the second half of 2005, as well as improved product mix,” Beard commented.

“While the economic outlook for the majority of our companies remains positive, we continue to watch end market demand within our Recreational Accessories and RV & Trailer Products businesses closely,” Beard said. “Sales within Recreational Accessories and RV & Trailer Products declined compared to the year ago period as a result of continued soft end market demand.”.

“Our focus within TriMas will be to accelerate organic growth initiatives and to continue to drive earnings improvement across each of the businesses within our portfolio in order to improve cash flow and enable further debt reduction,” Beard said.

Full Year Results – Additional Data

Continuing Operations

•                  Net sales improved 2.0 % in 2006 to $1,020.5 million from $1,000.9 million in 2005 as we experienced sales increases of 7.5%, 19.8%, and 10.5% within our Packaging Systems, Energy Products and Industrial Specialties operating segments, respectively. Sales within our Recreational Accessories and RV & Trailer Products operating segments declined 6.4% and 8.8%, respectively, between years.

•                  The Company reported an operating loss of $13.6 million in 2006 which included a $116.5 million non-cash goodwill impairment charge, as compared to an operating profit of $84.3 million in 2005. Excluding the impact of the non-cash goodwill impairment charge related to our RV & Trailer Products and Recreational Accessories segments, operating profit improved $18.6 million, or 22.1% to $102.9 million as a result of higher sales, improved product sales mix and lower operating costs due to sourcing and other cost reduction initiatives implemented in the second half of 2005. In 2005, operating profit also included an impairment loss of approximately $3.0 million associated with the shutdown of operating facilities in Albion, Indiana and Sheffield, PA within our RV & Trailer Products and Recreational Accessories business segments, respectively.

•                  The Company’s reported loss from continuing operations in 2006 was $108.2 million, or $5.35 per share on a fully-diluted basis, which included the after-tax impacts of the non-cash goodwill impairment charge ($115.3 million or $5.70 per share) and costs and charges associated with the Company’s August 2006 refinancing of its credit agreement ($5.4 million or $0.27 per share), as compared to income from continuing operations of $1.0 million, or $0.05 per share, in 2005. In 2005, income from continuing operations also included $2.3 million of currency exchange losses which were not considered in operating profit and that did not recur in 2006.

Discontinued Operations

•                  Sales from discontinued operations in 2006 were $93.7 million, a decrease of $14.4 million from $108.1 million in the same period a year ago, due to lower market demand and as a result of major industrial customers adjusting inventory levels. The loss from discontinued operations, net of tax benefits recorded was $20.7 million and $46.5 million in 2006 and 2005, respectively. Included in these results are non-cash impairment charges, net of related tax effects of $9.7 million and $41.6 million for the years ended 2006 and 2005, respectively, which were recorded to reduce the carrying value of net assets used in the industrial fastening business to their estimated fair value.

•                  In December 2006, the Company sold its Wood Dale, Illinois and Lakewood, Ohio businesses, and in February 2007 completed the sale of remaining assets and liabilities of its discontinued industrial fastening business located in Frankfort, Indiana.

Fourth Quarter Results

Continuing Operations

•                  Overall, the Company’s 2006 fourth quarter net sales decreased slightly to $223.3 million, from $225.3 million for the quarter ended December 31, 2005. However, within our Packaging Systems, Energy Products and Industrial Specialties segments sales increased 3.4%, 11.3% and 15.7%, respectively. Sales in our RV & Trailer Products and Recreational Accessories segments declined 16.3% and 10.4%, respectively, in fourth quarter 2006 compared to the same period a year ago.

•                  In fourth quarter 2006, the Company reported an operating loss of $99.0 million which included a $116.5 million non-cash goodwill impairment charge related to our RV & Trailer Products and Recreational Accessories segments, as compared to an operating profit of $9.0 million in fourth quarter 2005. Before consideration of the impact of the $116.5 million goodwill impairment charge, operating profit improved $8.5 million, or 94.4%, to $17.5 million as a result of improved product sales mix and lower operating costs due to sourcing and other cost reduction initiatives implemented in the second half of 2005. In the fourth quarter of 2006, operating profit also included an asset impairment charge of $0.5 million related to the planned shutdown of a plating facility which is part of our RV & Trailer Products segment. Operating profit reported in the fourth quarter 2005 included an asset impairment charge of $3.0 million associated with the shutdown of an assembly / distribution center and a small accessory manufacturing location in our Recreational Accessories segment and a small assembly facility in our RV & Trailer Products segment.

•                  Adjusted EBITDA increased $5.9 million, or 29.5%, to $25.7 million in fourth quarter 2006 from $19.8 million in fourth quarter 2005.

•                  The Company’s loss from continuing operations, as reported in fourth quarter 2006, was $117.4 million, or $5.65 per share on a fully-diluted basis, which included the after-tax impact of the goodwill impairment charge ($115.3 million or $5.55 per share), as compared to a loss from continuing operations of $9.6 million, or $0.48 per share, in the fourth quarter 2005.

Discontinued Operations

•                  Sales from discontinued operations declined $5.1 million, or approximately 20.3%, from $25.4 million in fourth quarter 2005 to $20.3 million in fourth quarter 2006. The loss from discontinued operations, net of tax benefits recorded, was $4.5 million and $42.6 million in the fourth quarter of 2006 and 2005, respectively. Included in the 2005 amount was a net of tax impairment charge of $41.6 million, which reduced the carrying value of net assets used in discontinued operations to their estimated fair value.

Fourth Quarter Financial Summary

	For the Quarter Ended December 31,
(unaudited – in thousands, except per share amounts)	2006	2005
Sales	$223,270	$225,270
Operating profit (loss)	$(98,980)	$8,980
Loss from continuing operations	$(117,400)	$(9,620)
Loss from discontinued operations, net of tax benefit	(4,490)	(42,630)
Cumulative effect of change in accounting principle, net of income tax benefit	—	(420)
Net loss	$(121,890)	$(52,670)

Earnings (loss) per share – basic:
– Continuing operations	$(5.65)	$(0.48)
– Discontinued operations	(0.22)	(2.14)
– Cumulative effect of change in accounting principle	—	(0.02)
– Net loss	$(5.87)	$(2.64)

Earnings (loss) per share – diluted:
– Continuing operations	$(5.65)	$(0.48)
– Discontinued operations	(0.22)	(2.14)
– Cumulative effect of change in accounting principle	—	(0.02)
– Net loss	$(5.87)	$(2.64)

Other Data – Continuing Operations:
– Goodwill Impairment	$116,500	$—
– Impairment of assets	$510	$2,960
– Depreciation and amortization	$8,640	$8,960
– Interest expense	$19,740	$19,420
– Other expense, net	$1,030	$640
– Income tax benefit	$(2,360)	$(1,460)

Segment Results – Continuing Operations

Packaging Systems

Net sales increased $1.5 million, or 3.4%, to $45.8 million in fourth quarter 2006 from $44.3 million in the year ago period. Operating profit declined approximately 3.2% to $5.8 million during fourth quarter 2006, from $6.0 million in fourth quarter 2005, due principally to a less favorable sales mix.

Energy Products

Net sales increased $4.0 million, or 11.3%, to $39.8 million in the fourth quarter 2006 compared to $35.8 million in the year ago period, as this segment benefited from continued favorable market conditions for oil and gas producers in the United States and Canada, market share gains due to expanded parts offerings and continued high turnaround activity at petrochemical refineries. Operating profit improved $1.6 million, or 41.3%, to $5.5 million in the fourth quarter 2006, from $3.9 million in the year ago period.

Industrial Specialties

Net sales increased $6.2 million, or 15.7%, to $45.9 million in the quarter ended December 31, 2006, from $39.7 million in the year ago period as four of this segment’s five businesses continued to experience strong demand driven by new products, market share gains and economic expansion. Operating profit in fourth quarter 2006 increased 48.5% to $10.7 million, from $7.2 million in the year ago period.

RV & Trailer Products

Net sales decreased $7.9 million in the fourth quarter 2006 to $40.0 million, from $47.9 million in the year ago period. This segment experienced lower sales across all market channels due to soft market demand. The operating loss reported in fourth quarter 2006 was $97.2 million, which included a non-cash goodwill impairment charge of $97.5 million, as compared to an operating profit of $4.9 million in fourth quarter 2005.

Recreational Accessories

Net sales decreased $6.0 million, or 10.4%, to $51.7 million in the fourth quarter 2006, compared to $57.7 million in the year ago period as a result of continued soft consumer demand for towing products and accessories due to record high gasoline prices and a continued uncertain interest rate environment. The operating loss in fourth quarter 2006 was $19.2 million, which included a non-cash goodwill impairment charge of $19.0 million, as compared to an operating loss of $6.7 million in fourth quarter 2005. Before consideration of the goodwill impairment charge, the operating loss in fourth quarter 2006 was $0.2 million. The operating loss reported in the fourth quarter 2005 also included an asset impairment charge of $2.7 million associated with the shutdown of an assembly / distribution center in Sheffield, PA, which was consolidated into our South Bend, IN distribution activities.

Financial Position

TriMas ended the year with total assets of $1,286.1 million, debt of $734.5 million and $19.6 million outstanding under its receivables securitization facility and had $3.6 million in cash and approximately $96 million in available liquidity under its credit facilities. Net cash provided by operating activities for the years ended December 31, 2006 and 2005 was $15.9 million and $29.9 million, respectively. In 2006, net cash provided by operating activities was reduced $17.7 million due to decreased use of our receivables securitization facility, which is included in cash flows from operating activities. In 2005, net cash provided by operating activities was reduced $10.7 million as a result of decreased use of our receivables securitization facility.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic operating segments:  Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

Conference Call

TriMas will broadcast its fourth quarter earnings conference call on Thursday, March 22, 2007 at 10:00 a.m. EDT. President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. “Skip” Autry will discuss the Company’s recent financial performance and respond to questions from the investment community. The visual presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com.

To participate by phone, please dial: (866) 256-9295. Callers should ask to be connected to the TriMas fourth quarter conference call (reservation number 1061437). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning March 22nd at 1:30 p.m. EDT through March 29th at 11:59 p.m. EDT. To access the replay, please dial: (866) 837-8032 and use reservation number 1061437.

Cautionary Notice Regarding Forward-Looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
(dollars in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,600	$3,730
Receivables, net	99,240	89,960
Inventories, net	165,360	148,450
Deferred income taxes	24,310	20,120
Prepaid expenses and other current assets	7,320	7,050
Assets of discontinued operations held for sale	11,770	46,730
Total current assets	311,600	316,040
Property and equipment, net	165,200	164,250
Goodwill	529,730	644,780
Other intangibles, net	240,120	255,220
Other assets	39,410	48,220
Total assets	$1,286,060	$1,428,510

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$9,700	$15,920
Accounts payable	100,070	111,250
Accrued liabilities	71,350	62,800
Due to Metaldyne	620	4,850
Liabilities of discontinued operations	23,530	38,410
Total current liabilities	205,270	233,230
Long-term debt	724,790	711,760
Deferred income taxes	89,940	95,980
Other long-term liabilities	29,800	34,760
Due to Metaldyne	3,480	3,480
Total liabilities	1,053,280	1,079,210
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,759,500 and 20,010,000 shares at December 31, 2006 and 2005, respectively	210	200
Paid-in capital	399,070	396,980
Accumulated deficit	(215,220)	(86,310)
Accumulated other comprehensive income	48,720	38,430
Total shareholders' equity	232,780	349,300
Total liabilities and shareholders' equity	$1,286,060	$1,428,510

TriMas Corporation
Statement of Operations

(dollars in thousands, except per share amounts)

	Year ended December 31,
	2006	2005	2004
Net sales	$1,020,530	$1,000,860	$931,400
Cost of sales	(747,010)	(753,870)	(674,870)
Gross profit	273,520	246,990	256,530
Selling, general and administrative expenses	(170,170)	(159,020)	(164,280)
Gain (loss) on dispositions of property and equipment	40	(690)	(1,350)
Impairment of assets	(510)	(2,960)	(2,380)
Impairment of goodwill	(116,500)	—	—
Operating profit (loss)	(13,620)	84,320	88,520
Other expense, net:
Interest expense	(79,060)	(75,210)	(67,650)
Debt extinguishment costs	(8,610)	—	—
Other expense, net	(4,150)	(6,090)	(1,100)
Other expense, net	(91,820)	(81,300)	(68,750)

Income (loss) from continuing operations before income tax expense	(105,440)	3,020	19,770
Income tax expense	(2,740)	(2,010)	(5,860)
Income (loss) from continuing operations	(108,180)	1,010	13,910
Loss from discontinued operations, net of income tax benefit	(20,730)	(46,470)	(16,100)
Loss before cumulative effect of change in accounting principle	(128,910)	(45,460)	(2,190)
Cumulative effect of change in accounting principle	—	(420)	—
Net loss	$(128,910)	$(45,880)	$(2,190)

Earnings (loss) per share – basic:
Continuing operations	$(5.35)	$0.05	$0.70
Discontinued operations, net of income tax benefit	(1.02)	(2.32)	(0.81)
Cumulative effect of change in accounting principle	—	(0.02)	—

Net loss per share	$(6.37)	$(2.29)	$(0.11)

Weighted average common shares – basic	20,229,716	20,010,000	20,010,000

Earnings (loss) per share – diluted:
Continuing operations	$(5.35)	$0.05	$0.67
Discontinued operations, net of income tax benefit	(1.02)	(2.24)	(0.78)
Cumulative effect of change in accounting principle	—	(0.02)	—

Net loss per share	$(6.37)	$(2.21)	$(0.11)

Weighted average common shares – diluted	20,229,716	20,760,000	20,760,000

TriMas Corporation
Statement of Cash Flows

(dollars in thousands)

	Year ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net loss	$(128,910)	$(45,880)	$(2,190)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill	116,500	—	—
Loss on dispositions of property and equipment	3,530	300	790
Impairment of assets	15,760	73,220	10,650
Depreciation and amortization	38,740	40,750	44,510
Deferred income taxes	(11,280)	(37,580)	(19,060)
Amortization of debt issuance costs	4,330	5,050	4,730
Non-cash debt extinguishment costs	7,920	—	—
Non-cash compensation expense	1,350	310	560
Net proceeds from (reductions in) sale of receivables and receivables securitization	(14,120)	(9,580)	47,960
Payment to Metaldyne to fund contractual obligations	(4,340)	(2,900)	(4,610)
(Increase) decrease in receivables	9,760	(1,490)	(21,110)
(Increase) decrease in inventories	(11,310)	8,900	(54,130)
Increase in prepaid expenses and other assets	(1,390)	(230)	(680)
Increase (decrease) in accounts payable and accrued liabilities	(10,920)	(3,000)	31,760
Other, net	260	1,600	3,440
Cumulative effect of change in accounting principle	—	420	—
Net cash provided by operating activities	15,880	29,890	42,620

Cash Flows from Investing Activities:
Capital expenditures	(29,840)	(21,670)	(42,990)
Net proceeds from disposition of businesses and other assets	7,680	5,030	1,650
Acquisition of businesses, net of cash acquired	—	—	(5,500)
Net cash used for investing activities	(22,160)	(16,640)	(46,840)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	(257,410)	(2,890)	(2,890)
Proceeds from borrowings on term loan facilities	260,000	24,250	—
Proceeds from borrowings on revolving credit facilities	688,870	884,450	839,320
Repayments of borrowings on revolving credit facilities	(683,150)	(916,300)	(826,500)
Payments on notes payable	—	—	(8,030)
Debt issuance costs	(2,160)	(2,120)	(1,370)
Net cash provided by (used for) financing activities	6,150	(12,610)	530

Cash and Cash Equivalents:
Increase (decrease) for the year	(130)	640	(3,690)
At beginning of year	3,730	3,090	6,780
At end of year	$3,600	$3,730	$3,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$69,880	$70,550	$61,650
Cash paid for taxes	$14,050	$12,630	$10,220

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA (1)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(unaudited)
Net income (loss), before cumulative effect of accounting change	$(121,890)	$(52,250)	$(128,910)	$(45,460)
Income tax benefit	(810)	(31,600)	(6,520)	(30,580)
Interest expense	19,740	19,420	79,060	75,210
Debt extinguishment costs	—	—	8,610	—
Change in asset retirement obligation of discontinued operations	(550)		(550)
Impairment of assets	(90)	73,220	15,760	73,220
Impairment of goodwill	116,500	—	116,500	—
Depreciation and amortization	8,910	9,350	38,740	40,750
Adjusted EBITDA, total company	$21,810	$18,140	$122,690	$113,140

Adjusted EBITDA, total company	$21,810	$18,140	$122,690	$113,140
Negative Adjusted EBITDA, discontinued operations	(3,890)	(1,700)	(15,050)	(5,140)
Adjusted EBITDA, continued operations	$25,700	$19,840	$137,740	$118,280

(1) The Company has established Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as an indicator of our operating performance and as a measure of our cash generating capabilities. The Company defines “Adjusted EBITDA” as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs, and non-cash losses on sale-leaseback of property and equipment.

TriMas Corporation

Reconciliation of Non-GAAP Measure Operating profit (loss) before impairment of goodwill

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(unaudited)

Operating profit (loss)	$(98,980)	$8,980	$(13,620)	$84,320
Impairment of goodwill	(116,500)	—	(116,500)	—
Operating profit (loss) before impairment of goodwill	$17,520	$8,980	$102,880	$84,320